EXHIBIT 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT TO CREDIT AGREEMENT dated as of October 30, 2002, by and among NU HORIZONS ELECTRONICS CORP., a Delaware corporation having its executive offices at 70 Maxess Road, Melville, New York (the “Borrower”), each of the lenders that is a signatory thereto identified under the caption “Lenders” on the signature pages to the Credit Agreement (as defined below) (individually, a “Lender”, and collectively, the “Lenders”), and MELLON BANK, N.A., a national banking association, having offices at 701 Market Street, Philadelphia, Pennsylvania 19103, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

The Borrower, the Lenders and the Administrative Agent entered into a Credit Agreement dated as of October 18, 2000 (the “Credit Agreement”), pursuant to which certain financial accommodations were made available to the Borrower.

The Borrower has requested that the Lenders and the Administrative Agent modify certain of the terms set forth in the Credit Agreement and the Lenders and the Administrative Agent are willing to comply with such request but only upon and subject to the following terms and conditions.

NOW THEREFORE, in consideration of the premises and mutual covenants and promises exchanged herein, the parties hereto mutually agree as follows:

Section 1.    Definitions.    Except as otherwise defined in this First Amendment, terms defined in the Credit Agreement are used herein as defined therein.

Section 2.    Amendments.    Subject to the satisfaction of the conditions precedent specified in Section 3 below, the Credit Agreement shall be amended as follows:

1.    Section 1.1 of the Credit Agreement is hereby amended to (a) delete the definitions of “Borrowing Base”, “Guarantors”, “Loan Documents” and “Margin” and to substitute the following definitions therefor:

“Borrowing Base’’ shall mean 80% of the Eligible Accounts plus 45% of the Eligible Inventory as reported on the most recent Borrowing Base Certificate delivered pursuant to Section 5.1 (12) hereof, provided however, if same has not been provided the Borrowing Base shall be deemed to be zero.”

“Guarantors’’ shall mean NIC Components Corp., Nu Horizons International Corp., NUV Inc. f/k/a Nu Visions Manufacturing, Inc., NIC Eurotech Limited, Nu Horizons Eurotech Limited, NIC Components Asia Pte., Ltd., Titan Logistics Corp., NUHC Inc., Nu Horizons Electronics Asia Pte., Ltd., Titan Supply Chain

Services Asia Pte., Ltd. and each other Subsidiary of the Borrower or of a Guarantor whether now existing or hereafter formed or acquired.”

“Loan Documents’’ shall mean, collectively, this Agreement, the Revolving Credit Notes, Swing Loan Note, documents executed in connection with a Letter of Credit or an Acceptance Draft, the Security Agreements, the Guarantee, and any other documents executed by the Borrower or the Guarantors in connection herewith.”

“Margin’’ shall mean the number of basis points per annum as determined by reference to the grid set forth below. For purposes of such calculation the Leverage Ratio and Liabilities to Tangible Net Worth Ratio shall be as reflected in the financial statements delivered pursuant to Section 5.1 hereof, provided, however, if the Borrower fails to provide the relevant financial statements by the beginning of the corresponding Margin periods set forth in Section 2.8 hereof, the Margin shall be deemed to be 265 basis points per annum until the delivery of the relevant financial statements:

Liabilities to Tangible Net Worth Ratio

Leverage Ratio	Less than .75	Equal to or greater than .75 but less Less than 1.00	Equal to or greater than 1.00 but less than 1.25
equal to or greater than 3.75	200	225	265
equal to or greater than 3.0 but less than 3.75	175	225	225
equal to or greater than 2.5 but less than 3.0	125	175	225
equal to or greater than 1.75 but less than 2.50	100	125	175
less than 1.75	75	100	125

(b)    delete the definitions of “Permitted Acquisition” and “Required Borrowing Base Period”; and

(c)    add, in alphabetical order, new definitions of “Accounts”, “Account Debtor”, “Borrowing Base Certificate”, “Domestic Subsidiary”, “Eligible Accounts”, “Eligible Inventory”,

“Foreign Subsidiary”, “Ineligible Accounts, “Minority Interest Purchases”, “Prime Rate Margin” and “Security Agreement or Security Agreements”, to read as follows:

“‘Accounts’ shall mean those accounts arising out of the sale or lease of goods or the rendition of services by the Borrower and its Domestic Subsidiaries.”

“‘Account Debtor’ shall mean the person who is obligated on or under an Account.”

“‘Borrowing Base Certificate’ shall mean a certificate of the Borrower in the form of Exhibit C hereto setting forth the Borrower’s calculation of the Borrowing Base.”

“‘Domestic Subsidiary’ shall mean any Subsidiary other than a Foreign Subsidiary.”

“‘Eligible Accounts’ shall mean at the time of computation the aggregate amount of the outstanding Accounts of the Borrower and its Domestic Subsidiaries in which the Administrative Agent has a first priority perfected security interest for the benefit of the Lenders (adjusted with respect to credits and returned merchandise) less the amount of Ineligible Accounts.”

“‘Eligible Inventory’ shall mean all unencumbered inventory of raw material, work in process and finished goods of the Borrower and its Domestic Subsidiaries exclusive of End of Life Inventory, as herein defined, from time to time on hand, valued at the lowest of (a) cost, (b) market value, or (c) the valuation consistent with that employed in the preparation of the financial statements of the Borrower referred to in Section 5.1 hereof. ‘End of Life Inventory’ shall mean inventory that the vendor of which has discontinued or declared obsolete and whose sale is final and without return privileges.”

“‘Foreign Subsidiary’ shall mean, as to any Person, any Subsidiary of such Person which is organized under the laws of any jurisdiction outside of the country of the jurisdiction of organization of such Person.”

“‘Ineligible Accounts’ shall mean the following described Accounts of the Borrower and its Domestic Subsidiaries:

(i)    Any Account which has remained unpaid for more than ninety (90) days from the invoice date.

(ii)       Any Account with respect to which a representation or warranty contained in a Security Agreement is not, or does not continue to be, true and accurate, including, without limitation, any Account subject to a setoff.

(iii)      Any Account with respect to which the Borrower or any of its Domestic Subsidiaries has extended the time for payment beyond ninety (90) days from the invoice date.

(iv)      Any Account as to which any one or more of the following events occurs: an Account Debtor shall die or be judicially declared incompetent; a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect, shall be filed by or against an Account Debtor; an Account Debtor shall make any general assignment for the benefit of creditors; a receiver or trustee, including, without limitation, a “custodian,” as defined in the Federal Bankruptcy Code, shall be appointed for an Account Debtor or for any of the assets of an Account Debtor; any other type of insolvency proceeding with respect to an Account Debtor (under the bankruptcy laws of the United States or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, an Account Debtor shall be instituted; all or any material part of the assets of an Account Debtor shall be sold, assigned, or transferred; an Account Debtor shall fail to pay its debts as they become due; or an Account Debtor shall cease doing business as a going concern.

(v)       All Accounts owed by an Account Debtor owing Accounts classified as ineligible under any criterion set forth in any of subsections (i) through (iv) above which also appear on the accounts receivable concentration reports delivered pursuant to Section 5.1 (12) hereof, if the outstanding Dollar amount of such ineligible accounts is equal to or greater than 50% of the total Dollar amount of Accounts due from such Account Debtor.

(vi)      All Accounts owed by an Account Debtor if Borrower, any Guarantor, or any Person who, or entity which, directly or indirectly controls the Borrower or is controlled by Borrower, either owns in a whole or material part, or directly or indirectly controls, such Account Debtor.

(vii)    Any Account with respect to which the Account Debtor is not domiciled in the United States of America unless such Account is fully secured by an irrevocable letter of credit acceptable to the Administrative Agent and the Required Lenders and assigned to the Administrative Agent for the benefit of itself and the ratable benefit of the Lenders.

(viii)     Any Account which is unenforceable against the Account Debtor for any reason.

(ix)       Any Account which is an Instrument, Document, or Chattel Paper (as defined in the Uniform Commercial Code of the State of New York) or which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such Instrument, Document, Chattel Paper, note draft, trade acceptance, or other instrument has not been endorsed and delivered by the Borrower to the Administrative Agent.”

“‘Minority Interest Purchases’ shall have the meaning set forth in Section 7.3 hereof.”

“‘Prime Rate Margin’ shall mean (a) zero, during any period that the Margin is less than 265 basis points and (b) .25% at all other times.”

“‘Security Agreement’ or ‘Security Agreements’ shall mean a Security Agreement executed by the Borrower and each of its Domestic Subsidiaries, in the form prepared by counsel to the Administrative Agent.”

3.    Section 2.1 of the Credit Agreement is hereby deleted and the following is substituted therefor:

“2.1 Revolving Credit Commitments.    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees to make Revolving Credit Loans to the Borrower, at any time and from time to time from the date hereof to the Termination Date, or until the earlier termination of its Revolving Credit Commitment in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment set forth opposite its name in Schedule I hereto, as such Revolving Credit Commitment may be changed from time to time in accordance with the provisions of this Agreement. Notwithstanding the foregoing, the sum of (i) the aggregate principal amount of Loans outstanding at any time to the Borrower, (ii) the Letter of Credit Exposure and (iii) the Acceptance Draft Exposure shall not exceed the lesser of (y) the Total Revolving Credit Commitment or (z) the Borrowing Base. The Revolving Credit Commitment of each Lender shall automatically and permanently terminate on the Termination Date.

Within the foregoing limits, the Borrower may borrow, repay (or, subject to the provisions of Section 2.10 hereof, prepay) and reborrow, during the

Commitment Period, subject to the terms, provisions and limitations set forth herein.”

4.      Section 2.4 of the Credit Agreement is hereby deleted and the following is substituted therefor:

“2.4    Interest.    Interest on each Revolving Credit Loan shall be at a per annum rate to be elected by the Borrower, in accordance with Section 2.5 hereof, and shall be one of the following:

(a)    a fluctuating rate equal to the Prime Rate plus the Prime Rate Margin, which interest rate shall change when and as the Prime Rate changes; or

(b)    subject to availability, the LIBOR Rate for Interest Periods selected by the Borrower plus the applicable Margin.

The Administrative Agent shall determine each interest rate applicable to the Revolving Credit Loans and shall promptly advise the Borrower and the Lenders of the interest rate so determined. Each Swing Loan shall be a Prime Rate Loan. Interest on each Prime Rate Loan shall be payable monthly in arrears to the Administrative Agent for the pro rata benefit of the Lenders, or with respect to Swing Loans, to the Swing Lender on the first Business Day of each month, commencing on the first such day to occur after the pertinent Loan is made and upon payment in full thereof. Interest on each LIBOR Rate Loan shall be payable to the Administrative Agent for the pro rata benefit of the Lenders in arrears (i) in the case of LIBOR Rate Loans with Interest Periods of three months or less, at the end of each applicable Interest Period and (ii) in the case of LIBOR Rate Loans with Interest Periods of more than three months, at the end of each calendar quarter and at the end of the applicable Interest Period. Whenever the unpaid principal balance of any Loan shall become due and payable (whether at the stated maturity thereof, by acceleration or otherwise) interest shall thereafter be payable, on demand, to the Administrative Agent for the pro rata benefit of the Lenders at the Involuntary Rate; provided, however, that no interest payable hereunder shall be in excess of the rate permitted by applicable law. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.”

5.      Section 2.9 of the Credit Agreement is hereby deleted and the following is substituted therefor:

“2.9    Commitment Fee.    As additional compensation for the Revolving Credit Commitments, the Borrower agrees to pay the Administrative Agent for the pro rata benefit of the Lenders a commitment fee for the Commitment Period based on the average daily unused portion of the Total Revolving Credit Commitment (without reference to the Borrowing Base) and the applicable Leverage Ratio and Liabilities to Tangible Net Worth Ratio as reflected in the financial statements delivered pursuant to Section 5.1 hereof in the percentage per annum as determined by reference to the grid set forth below provided, however, if the Borrower fails to provide the relevant financial statements by the dates set forth in Section 5.1 hereof, the commitment fee shall be deemed to be ..25% per annum until the delivery of the relevant financial statements:

Liabilities to Tangible Net Worth Ratio

Leverage Ratio	Less than .75	Equal to or greater than .75 but less Less than 1.00	Equal to or greater than 1.00 but less than 1.25
equal to or greater than 3.75	.25	.25	.25
equal to or greater than 3.0 but less than 3.75	.20	.25	.25
equal to or greater than 2.5 but less than 3.0	.20	.20	.25
equal to or greater than 1.75 but less than 2.50	.15	.20	.20
less than 1.75	.10	.15	.20

Any fee payable under this Section 2.9 which is not paid when due shall bear interest at the Involuntary Rate until paid, payable on demand. Such fee shall be computed on the basis of a 360 day year for the actual days elapsed and shall be payable monthly on the first day of each month during the Commitment Period and on the Termination Date or any earlier date of termination in accordance with the terms of this Agreement. The “unused portion of the Total Revolving Credit Commitment” means, at any time, the Total Revolving Credit Commitment less the sum of (a) the unpaid principal balance of all Revolving Credit Loans, (b) Letter of Credit Exposure and (c) Acceptance Draft Exposure. Upon termination or reduction of the Revolving Credit Commitments, the Borrower will pay to the Administrative Agent, for the pro rata account of the Lenders, accrued unused fees on the portion of the Revolving Credit Commitment terminated or reduced to the date of termination or reduction.”

6.    Section 2.12 of the Credit Agreement is hereby deleted and the following is substituted therefor:

“2.12    Prepayment.    Subject to the indemnity agreement with respect to LIBOR Rate Loans set forth in Section 2.10(b) hereof, the Borrower (a) may prepay any Loan in whole or in part without premium or penalty and (b) shall prepay Loans to the extent that the Aggregate Outstandings exceed the Borrowing Base no later than five (5) Business Days after the occurrence of such excess. Each prepayment shall be made together with interest accrued on the amount prepaid to the date of prepayment. Prepayments of Loans may be reborrowed on a revolving basis as aforesaid.”

7.    Section 2.16 of the Credit Agreement is hereby deleted and the following is substituted therefor:

“2.16    Use of Proceeds.    The Borrower has utilized the proceeds of the initial Revolving Credit Loans to repay any amounts owing to the Administrative Agent or the lenders named under the revolving credit agreement among the Administrative Agent and certain lenders and the Borrower dated as of July 12, 2000 (the “Prior Agreement”). The proceeds of any subsequent Loans may be used by the Borrower for working capital purposes, capital expenditures and to repurchase stock of the Borrower in an aggregate amount not to exceed $1,000,000 valued at the market price at the time of purchase. Letters of Credit shall be issued by the Issuing Lender hereunder for the account of the Borrower and shall be issued for the purpose of providing a payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any Guarantors in the ordinary course of their respective businesses. Acceptance Drafts shall be utilized to finance the importation, exportation or domestic shipment of goods. No portion of the proceeds of any Loan and no Letter of Credit or Acceptance Draft shall be used by the Borrower in any manner which might cause the borrowing of such Loan, or such Letter of Credit or Acceptance Draft, or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board.”

8.    Section 5.1 of the Credit Agreement is hereby amended by adding a new subsection to be designated subsection “(12)” to read as follows:

“(12)    Within twenty (20) days after the close of each month, an accounts receivable aging report and an accounts receivable concentration report of the ten (10) largest Account Debtors of each of the Borrower and its Domestic Subsidiaries accompanied by a Borrowing Base Certificate.”

9.     Section 5.2 of the Credit Agreement is hereby deleted and the following is substituted therefor:

 “5.2    Corporate Existence; Continuance of Business.    Preserve and maintain its corporate existence and its rights, privileges and franchises, continue to engage in substantially the same line of business in which it was engaged on the date hereof and its right to conduct business in all states in which the nature of its business requires qualification to do business; provided, however, that nothing herein shall prevent the dissolution or termination of the existence, rights, privileges or franchises of a Subsidiary of the Borrower if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole. In the event of dispute between the Borrower or any of its Subsidiaries and the Administrative Agent as to when qualification is necessary, the decision of the Administrative Agent in its reasonable judgment shall control.”

10.   A new Section to be designated Section 5.12 is hereby added to the Credit Agreement to read as follows:

 “5.12    New Subsidiaries:    Cause any Subsidiary formed after the date of this Agreement to become a Guarantor of all debts and obligations of the Borrower under this Agreement and cause such Subsidiary to execute a Guarantee and, with respect to Domestic Subsidiaries, a Security Agreement together with related security agreement questionnaires and UCC-1 financing statements.”

11.   Section 6 of the Credit Agreement is hereby deleted and the following is substituted therefor:

“SECTION 6.    FINANCIAL COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, a Note, any Letter of Credit or any Acceptance Draft remains outstanding and unpaid, or any other amount is owing to the Administrative Agent or a Lender hereunder, the Borrower and its Subsidiaries, on a consolidated basis, will comply with the following financial covenants:

6.1    Quick Ratio.    Maintain at all times a Quick Ratio of at least (a) ..85:1 through 5/30/03 and (b) 1.10:1 at all times thereafter.

 As used herein, Quick Ratio shall mean a ratio of (1) the sum of (a) cash on hand or on deposit in banks, (b) readily marketable securities issued by the United States of America and (c) accounts receivable to (2) total current liabilities, as determined in accordance with GAAP. For purposes of calculating compliance with this covenant, the outstanding principal amount of the Loans shall be included as a current liability.

 6.2    Tangible Net Worth.    Maintain Tangible Net Worth plus Subordinated Debt at all times during the periods indicated of at least:

-         $125,000,000 from closing to 2/27/03
-         2/28/03 to 2/27/04 - $125,000,000 plus 75% of fiscal year 2003 net income (“‘03 Base”)
-         2/28/04 and thereafter - ‘03 Base plus 75% of fiscal year 2004 net income.

In addition, 75% of the net proceeds received by the Borrower or its Subsidiaries from any equity offering will be added to the applicable base Tangible Net Worth amount required as set forth above for the next succeeding fiscal year and in each fiscal year thereafter. Net losses, if any, will not be deducted from the applicable base.

 6.3    Liabilities to Tangible Net Worth.    Maintain at all times a Liabilities to Tangible Net Worth Ratio not to exceed 1.25:1.0.

 Except as specifically otherwise provided, all financial covenants shall be calculated in accordance with GAAP consistently applied.”

12.    Section 7.3 of the Credit Agreement is hereby deleted and the following is substituted therefor:

 “7.3    Loans and Investments.    Lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000 and commercial paper of the highest credit rating given by Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, (ii) the Borrower may make loans provided that the aggregate thereof at any time outstanding and owing by any one Person shall not exceed $200,000, (iii) investments in stocks, securities and assets of other corporations, the result of which will constitute an investment by the Borrower in a new

Subsidiary or a merger in which the Borrower is the surviving corporation; provided, that the Borrower shall cause any new Subsidiary which is so acquired to guarantee payment to the Lenders of all of the Borrower’s obligations arising hereunder and, if such new Subsidiary is a Domestic Subsidiary, to execute and deliver a Security Agreement, (iv) the purchase of up to $1,000,000 of the stock of the Borrower on behalf of the ESOP valued at the market price at the time of such purchase, (v) investments in stocks, securities and assets of other corporations not meeting the requirements of subsection (iii) above, so long as such corporation is in the electronics or high tech business; provided, however, that the aggregate of such investments shall not exceed $1,000,000 and (vi) the purchase of not more than an aggregate of $4,000,000 of minority interests in the Borrower’s Subsidiaries pursuant to and in accordance with the terms of the shareholder agreements of such Subsidiaries (a “Minority Interest Purchase”).”

13.    Section 7.8 of the Credit Agreement is hereby deleted and the following is substituted therefor:

“7.8    Dividends.    Declare or pay any dividends on its capital stock (other than dividends payable solely in shares of its own common stock), or purchase, redeem, retire or otherwise acquire any of its capital stock at any time outstanding, except that (i) the Borrower may, in any fiscal year, purchase shares of its own common stock in an amount not to exceed 10% of the issued and outstanding shares of such stock, excluding any shares purchased by an employee stock ownership plan formed by the Borrower, (ii) any Subsidiary wholly-owned by the Borrower may declare and pay dividends to, and purchase, redeem, retire and otherwise acquire its capital stock from, the Borrower so long as such Subsidiary remains a wholly-owned Subsidiary of the Borrower, (iii) the Borrower may make Minority Interest Purchases within the limitations of Section 7.3(vi) hereof and (iv) the Borrower may declare and pay cash dividends for each fiscal year solely out of 25% of consolidated net income based upon the most recent financial statements delivered pursuant to Section 5.1(1) hereof for the immediately preceding fiscal year.”

14.    Section 7.13 of the Credit Agreement is hereby deleted and the following is substituted therefor:

“7.13    Transactions with Affiliates.    Except for existing employment agreements and any stock options or warrants and Minority Interest Purchases within the limitations of Section 7.3(vi) hereof or except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or any of its Subsidiaries’ business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arms’ length transaction with a Person not an Affiliate, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate. “Affiliate” shall mean a Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Borrower or any of its Subsidiaries, (2) which directly or indirectly beneficially owns or holds five (5%) percent or more of any class of voting stock of the Borrower or any of its Subsidiaries, or (3) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.”

15.  Section 8(i) of the Credit Agreement is hereby deleted and the following is substituted therefor:

“(i)    A Loan Document shall cease, for any reason, to be in full force and effect or shall be declared null and void, a default shall occur thereunder or any party thereto shall assert that it has no further obligation to a Lender or the Administrative Agent thereunder (unless such party has been discharged from such obligation under such Loan Document by such Lender or the Administrative Agent in writing) or any Security Agreement shall for any reason, except to the extent permitted by this Agreement or any other Loan Document, cease to create, or the Administrative Agent (for any reason other than termination or release as permitted by this Agreement) shall cease to have, for the benefit of itself and the ratable benefit of the Lenders, a valid, enforceable and perfected first priority security interest in the Collateral (as defined therein) or any portion thereof.”

16.    Section 10.8(b)(vi) of the Credit Agreement is hereby deleted and the following is substituted therefor:

“ (vi) release any Guarantor or any Collateral (as defined in any Security Agreement) without the written consent of each Lender.”

17.    Schedule I of the Credit Agreement is hereby deleted and the following is substituted therefor:

SCHEDULE I

Revolving Credit Commitments (Section 2.1)

Facility Amount : $80,000,000

Bank	Revolving Credit Commitment	Percentage of Total Revolving Credit Commitment

Mellon Bank, N.A.	$20,000,000	25.0%

Citibank, N.A	$14,000,000	17.5%

HSBC Bank USA	$13,360,000	16.7%

Fleet National Bank	$12,000,000	15.0%

JP Morgan Chase Bank	$12,000,000	15.0%

The Bank of New York	$8,640,000	10.8%

Section 3.    Conditions Precedent.    The amendments to the Credit Agreement set forth in Section 2 hereof shall become effective, as of the date hereof, upon the execution and delivery of this First Amendment by the Borrower, the Administrative Agent and each of the Lenders and the satisfaction of the following conditions:

(A)    Fees.    The Administrative Agent shall have received evidence of payment of an amendment fee in the amount of $60,000.00 for the pro rata benefit of the Lenders, the Administrative Agent’s fee pursuant to a side letter between the Administrative Agent and the Borrower and the Administrative Agent’s reasonable attorneys’ fees and disbursements associated with the preparation of this First Amendment and any documents executed in connection herewith.

(B)    Security Agreements.    The Administrative Agent shall have received the Security Agreements duly executed by the Borrower and its Domestic Subsidiaries, together with Form UCC-1 financing statements in favor of the Administrative Agent for the benefit of the Lenders, Form UCC-3 termination statements or amendments (if required), Uniform Commercial Code searches and security agreement questionnaires.

(C)    Certificate of Insurance.    The Administrative Agent shall have received a certificate of insurance naming the Administrative Agent, for the benefit of itself and for the ratable benefit of the Lenders as loss payee.

(D)    Reaffirmation of Guarantee.    The Administrative Agent shall have received a reaffirmation, acknowledgment and amendment of the Guarantee duly executed by each of the Guarantors.

(E)    Certified Copies and Other Documents.    The Administrative Agent shall have received the following with respect to the Borrower and the Guarantors:

 (i)    certificates of good standing from the Secretary of State of New York if incorporated under the laws of the State of New York or doing business in New York and, if incorporated in a jurisdiction other than New York, from the Secretary of State or other applicable Governmental Authority of such jurisdiction of incorporation and from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which an office is maintained;

 (ii)    certificates of an officer of the Borrower dated the date of this First Amendment certifying (x) no changes in the certificate of incorporation or by-laws from the date of the Credit Agreement or attaching copies of any amendments, (y) true and correct copies of resolutions adopted by the board of directors of the Borrower (1) authorizing the borrowings and the other extensions of credit from the Lenders under the Credit Agreement as amended hereby, the execution, delivery and performance by the Borrower of this First Amendment and the Security Agreement and any related documents including the grant of the security interest provided for therein, (2) approving forms in substantially execution form of this First Amendment and the Security Agreement, and (3) authorizing officers of the Borrower to execute and deliver this First Amendment and the Security Agreement and any related documents, and (z) the incumbency and specimen signatures of the officers of the Borrower executing any documents delivered to the Administrative Agent or a Lender by the Borrower in connection herewith; and

 (iii)    certificates of an officer of each Guarantor dated the date of this First Amendment certifying, (w) no changes in the certificate of incorporation or by-laws from the date of the Credit Agreement or attaching copies of any amendments, (x) true and correct copies of resolutions adopted by the board of directors of each Guarantor (1) authorizing the execution, delivery and performance by such Guarantor of the Security Agreement and any related documents including the grant of the security interest provided for therein, (2) approving forms in substantially execution form of the Security Agreement, and (3) authorizing officers of such Guarantor to execute and deliver the Security Agreement and any related documents, (y) the incumbency and specimen signatures of the officers of such Guarantor executing any documents delivered to the Administrative Agent or a Lender by such Guarantor in connectionherewith, and (z) true and correct copies of resolutions adopted by the shareholders of such Guarantor authorizing the execution and delivery of the Security Agreement.

(F)    Legal Opinion.    The Administrative Agent and each Lender shall have received a favorable opinion of counsel to the Borrower and the Guarantors satisfactory in form and substance to the Administrative Agent and the Lenders and covering such matters incident to the transactions contemplated by this First Amendment as the Administrative Agent shall reasonably require.

(G)    Approval of the Administrative Agent’s Counsel.    All other documents and legal matters in connection with the transactions contemplated by this First Amendment shall be satisfactory in form and substance to the Administrative Agent and its counsel.

Section 4.    Representations and Warranties.    The Borrower represents and warrants to the Banks that the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and complete on the date hereof and as if made on and as of the date hereof (or, if such representation warranty is expressly stated to have been made as of a specific date, as of such specific date).

Section 5.    Governing Law; Execution in Counterparts.    Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this First Amendment by signing any such counterpart. This First Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to New York conflicts of laws principles).

Section 6.    Expenses, etc.    The Borrower agrees to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of Goetz & Mady-Grove, LLP) in connection with the negotiation, preparation, execution and delivery of this First Amendment and the transactions contemplated hereby.

Section 7.    Effective Date.    This First Amendment is dated for convenience as of October 30, 2002 and shall be effective as of such date, on the delivery of an executed counterpart to the Borrower upon satisfaction of the conditions precedent contained in Section 3 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement to be duly executed and delivered by their duly authorized officers, all as of the day and year first above written.

Borrower:
NU HORIZONS ELECTRONICS CORP.

By:	/s/ Paul Durando
Paul Durando Vice President/Finance

Administrative Agent:
MELLON BANK, N.A., as Administrative Agent

By:	/s/ Marla A De Yulis
Marla A. DeYulis Officer

Notice Addresses:	Lenders:
MELLON BANK, N.A.	MELLON BANK, N.A.
3 Mellon Bank Center, 12th Floor,
153-1203, Pittsburgh, PA 15259
Attn: Ms. Maryanne Klaeser
Vice President
w/a copy to 1 Mellon Bank Center
Room 151-4425
Pittsburgh, PA 15258
Attn: Ms. Marla A. DeYulis
Officer
	By	/s/ Marla A De Yulis Marla A. DeYulis Officer

CITIBANK, N.A.	CITIBANK, N.A.
730 Veterans Memorial Highway Hauppauge,NY 11788 Attn: Mr. Stuart Berman Vice President	By	/s/ Stuart Berman Stuart Berman Vice President

HSBC BANK USA 534 Broad Hollow Road Melville, NY 11747 Attn: Mr. Thomas Dionian Vice President	HSBC BANK USA
	By:	/s/ Thomas Dionian
Thomas Dionian Vice President

FLEET NATIONAL BANK 300 Broad Hollow Road Melville, NY 11747 Attn: Mr. Christopher Mendelsohn Senior Vice President	FLEET NATIONAL BANK
	By:	/s/ Christopher Mendelsohn
Christopher Mendelsohn Senior Vice President

JP MORGAN CHASE BANK 395 North Service Road Melville, NY 11747 Attn: Mr. William DeMilt, Jr. Vice President	JP MORGAN CHASE BANK
	By:	/s/ William DeMilt Jr.
William DeMilt, Jr. Vice President

THE BANK OF NEW YORK 1401 Franklin Avenue Garden City, NY 11530 Attn: James D. Riley, Jr. Vice President	THE BANK OF NEW YORK
	By:	/s/ James D. Riley, Jr.
JamesD. Riley, Jr. Vice President

State of New York, County of Nassau, ss:

On the      day of October, in the year 2002, before me the undersigned, personally appeared PAUL DURANDO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

State of                         , County of                         , ss:

On the      day of October, in the year 2002, before me the undersigned, personally appeared MARLA A. DEYULIS, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

State of                         , County of                         , ss:

On the      day of October, in the year 2002, before me the undersigned, personally appeared MARLA A. DEYULIS, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

State of New York, County of Nassau, ss:

On the          day of October, in the year 2002, before me the undersigned, personally appeared STUART BERMAN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

State of New York, County of Nassau, ss:

On the          day of October, in the year 2002, before me the undersigned, personally appeared THOMAS DIONIAN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

State of New York, County of Nassau, ss:

On the          day of October, in the year 2002, before me the undersigned, personally appeared CHRISTOPHER MENDELSOHN, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

State of New York, County of Nassau, ss:

On the          day of October, in the year 2002, before me the undersigned, personally appeared WILLIAM DEMILT, JR., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

State of New York, County of Nassau, ss:

On the          day of October, in the year 2002, before me the undersigned, personally appeared JAMES D. RILEY, JR., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT C
BORROWING BASE CERTIFICATE

                         , 200_

To:
Mellon Bank N.A., as administrative agent (the “Administrative Agent”) under a certain Credit Agreement dated as of October 18, 2000 as amended by a First Amendment dated as of October         , 2002 (collectively, as the same may be further amended from time to time, the “Credit Agreement”), by and among the Administrative Agent, each of the Lenders that is a signatory thereof and Nu Horizons Electronics Corp. (the “Borrower”).

Terms used in this certificate shall have the same meaning as ascribed thereto in the Credit Agreement.

For the Month of

I.  Total Accounts Receivable

Less Ineligibles:

(i) Over 90 days old
(ii) Not meeting the requirements of Security Agreement
(iii) Accounts extended over 90 days
(iv) Death, bankruptcy, etc.
(v) Accounts owed by Account Debtors if 50% of dollar amount is ineligible under (i) through (iv) above
(vi) Accounts from Affiliates
(vii) Foreign Accounts
(viii) Unenforceable Accounts
(ix) Accounts evidenced by Instruments, Documents etc., not endorsed and delivered to the Administrative Agent

Total Ineligibles

Total Eligible Account Receivable

II. Total Inventory

Less Ineligibles (including inventory at leased premises, without a landlord waiver):

End of Life Inventory
Total Ineligible Inventory

Total Eligible Inventory

Borrowing Base

80% of Total Eligible A/R’s

45% of Total Eligible Inventory

Total of Available Collateral

Commitment Amount

Aggregate Outstandings as of the date of this Certificate

Collateral Excess/ (Deficiency)

The undersigned, certifies that this Borrowing Base Certificate is true, accurate and complete in all material respects as of                                         .

By:
Name/Title: